PORTIONS OF THIS EXHIBIT IDENTIFIED BY "***" HAVE BEEN DELETED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE FREEDOM OF INFORMATION ACT.


                                                                   EXHIBIT 10(c)

                    FIRM INTRASTATE TRANSPORTATION AGREEMENT


                                 BY AND BETWEEN


                          BAY GAS STORAGE COMPANY, LTD.

                                       AND

                              ALABAMA POWER COMPANY





















                               Contract No. FSMB99

                           Dated [as of] April 8, 1999

                                TABLE OF CONTENTS


ARTICLE                                                    PAGE

I.                Definitions                                1

II.               Gas to be Transported                      2

III.              Pressure                                   2

IV.               Point(s) of Receipt and Delivery           2

V.                Term                                       3

VI.               Rates                                      3

VII.              Quality                                    3

VIII.             Properly Nominated Gas                     4

IX.               Measurement                                5

X.                Billings and Payments                      7

XI.               Taxes                                      8

XII.              Regulatory Bodies                          8

XIII.             Right to Deliver and Risk of Loss          9

XIV.              Default and Termination                   10

XV.               Notices                                   11

XVI.              Force Majeure                             12

XVII.             General Terms and Conditions              13

XVIIl.            Miscellaneous                             13

                    FIRM INTRASTATE TRANSPORTATION AGREEMENT


         THIS FIRM INTRASTATE TRANSPORTATION AGREEMENT (this "Contract" or "Agreement") is made and entered into as of the 8th day of April, 1999, by and between BAY GAS STORAGE COMPANY, LTD., an Alabama limited partnership ("Bay Gas") which is the owner and operator of a 22.5 mile intrastate pipeline from Axis, Alabama to McIntosh, Alabama and ALABAMA POWER COMPANY, ("Shipper") (collectively referred to herein as Parties and individually as Party).


                              W I T N E S S E T H:

         WHEREAS, Shipper wishes to obtain firm transportation services through a portion of Bay Gas' system for gas to be used in the operation of Shipper's proposed combined-cycle electric generation facility to be located at Shipper's Plant Barry in Mobile County, Alabama (the "Plant"); and

         WHEREAS, Bay Gas is willing to provide such transportation on a firm basis;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenant and agreements herein contained, the parties hereto consent and agree as follows:

                             ARTICLE I - DEFINITIONS

         For the purpose of this Contract, unless expressly stated otherwise, the following definitions shall be applicable:

          (a) The term "gas" shall mean natural gas in its natural state produced from wells, including casinghead gas produced with crude oil, natural gas from wells and residue gas resulting from processing both casinghead gas and gas well gas.

          (b)  The term "Btu" shall mean British Thermal Unit.

          (c) A "day" shall mean the twenty-four (24) hour period beginning at 9:00 AM local time on each calendar day and ending at 9:00 AM local time on the following day.

          (d) The term "MCF" shall mean one thousand (1,000) cubic feet at a pressure of fourteen and seventy-three hundredths (14.73) psia and at a temperature of sixty degrees (60(o) Fahrenheit.

          (e)  The term MMBtu shall mean 1,000,000 Btu.

          (f) A "month" shall mean that period of time beginning at 9:00 AM local time on the first day of a calendar month and ending at 9:00 AM local time on the first day of the following calendar month.

          (g)  The term "psia" shall mean pounds per square inch absolute.

          (h)  The term "psig" shall mean pounds per square inch gauge.

          (i) The term "year" shall mean a period of twelve (12) consecutive months.

          (j) "Receipt" shall mean the act of causing gas to be transported to the Points of Receipt.

          (k) "Delivery" shall mean the transportation of gas from the Points of Receipt to the Points of Delivery.


                       ARTICLE II - GAS TO BE TRANSPORTED

         2.1 Maximum Daily Transportation Quantity. Subject to the terms and conditions established herein, Bay Gas shall, on a firm basis, take delivery of a Maximum Daily Transportation Quantity ("MDTQ"), to be determined pursuant to
Section 2.2 below, of gas that Shipper tenders or causes to be tendered to Bay Gas at the hereinafter described Point(s) of Receipt. Each day Bay Gas shall redeliver to Shipper at the Point of Delivery, as reflected in Exhibit "A", a quantity of gas containing a total quantity of Btu which is equal to that contained in the gas Shipper delivered or caused to be delivered to Bay Gas on such days.

         2.2 Initial and Increased MDTQ. Notwithstanding anything in this Agreement to the contrary, from the Commencement Date, as defined below, until the earlier of June 1, 2001, or the Commercial Operation Date of Shipper's third gas-fired generation unit at the Plant (as mutually agreed upon by the Parties), the MDTQ shall be *** MMBtu. From the earlier of June 1, 2001, or the Commercial Operation Date of Shipper's third gas-fired generation unit at the Plant, until the Commercial Operation Date of Shipper's fourth gas-fired generation unit at the Plant (as mutually agreed upon by the Parties) the MDTQ shall be *** MMBtu. On the Commercial Operation Date of the fourth unit the MDTQ shall be *** MMBtu. If the Commercial Operation Date of the fourth unit does not occur before June 1, 2003, Bay Gas may notify Shipper that the MDTQ in this Agreement is restricted to *** MMBtu.


                             ARTICLE III - PRESSURE

         3.1 Receipt Pressure. Shipper is obligated to deliver gas to the Point(s) of Receipt at a pressure sufficient for Bay Gas to receive such gas into its pipeline; provided however, Shipper is not required to deliver gas at the Point(s) of Receipt at pressure(s) greater than those indicated on Exhibit "A".


         3.2 Delivery Pressure. Bay Gas shall redeliver gas at the Point of Delivery at a pressure of not less than 500 psig, nor greater than 1200 psig.


                   ARTICLE IV - POINTS OF RECEIPT AND DELIVERY

         4.1 Point(s) of Receipt. Gas delivered to Bay Gas shall be delivered to Bay Gas at a point as specified on Exhibit "A" attached hereto, and the maximum daily quantity of gas which Bay Gas shall, subject to the terms hereof, receive from Shipper at each individual Point of Receipt shall not exceed the MDTQ stated thereon. In no case shall Bay Gas be required to receive more than the MDTQ as stated in Section 2.2 herein.

         4.2 Point of Delivery. Gas shall be delivered at a point as specified on Exhibit "A" attached hereto, and the maximum daily quantity of gas which Bay Gas shall, subject to the terms hereof, deliver to Shipper at each individual Point of Delivery shall not exceed the MDTQ stated thereon.

         4.3 Point(s) Amendments. Bay Gas and Shipper may add or delete Point(s) of Receipt or Delivery from time to time by mutual agreement evidenced by a signed amendment to Exhibit "A".


                                ARTICLE V - TERM

         5.1 Term. The term of this Agreement shall be ***, beginning on the Commencement Date (the "Term"), as herein defined, and shall be automatically extended for periods of one (1) year from each expiration date of such term or any automatic extension thereof unless either Party shall notify the other in writing not less than ninety (90) days prior to the expiration date, or the expiration of any one (1) year extension of such expiration date, of its intention to terminate this Agreement.

          5.2 Commencement Date. The "Commencement Date" shall be the earlier of
  (i) the first day of the month following the date ninety (90) days after written notification by Shipper that the Plant is commercially operational (the "Commercial Operation Date") or (ii) the date Shipper first takes redelivery of natural gas (excluding test gas) from Bay Gas at the Point of Delivery. In no case shall the Commencement Date be later than July 1, 2000.

         5.3 Testing Period. Notwithstanding paragraph 5.2 hereof, Bay Gas agrees to provide Shipper service under the terms and conditions of this Agreement for a reasonable period of time prior to the Commencement Date for testing.


                               ARTICLE VI - RATES

         6.1 Transportation Charges. During the Term of the contract, Shipper shall pay to Bay Gas the following charges:

Firm Services Daily Demand Charge - *** per MMBtu of Shipper's MDTQ as specified in Article II herein for each day of the contract term.

         6.2 Test Gas Transportation Charges. Shipper shall pay to Bay Gas *** per MMBtu for each MMBtu delivered to Shipper at the Point of Delivery.


                              ARTICLE VII - QUALITY

         7.1 Quality Specifications. The gas delivered referenced by either party to the other hereunder shall meet the following quality specifications:

               a. Be commercially free of dust, gum, gum-forming constituents, gasoline, and other solid and/or liquid matter, including but not limited to water, gas treating chemicals and well completion fluids and debris, which may become separated from the gas during transportation thereof.

               b. Contain not more than one (1) grain of hydrogen sulphide per one hundred (100) cubic feet, nor more than twenty (20) grains of total sulfur per one hundred (100) cubic feet.

               c. The gas delivered hereunder shall not contain more than two percent (2%) by volume of oxygen, and shall not contain more than three percent (3%) by volume of carbon dioxide.

               d.   Have a heating value of not less than nine hundred fifty
                    (950) Btu's per cubic feet.

               e. Have a temperature of not more than one hundred twenty degrees Fahrenheit (120 F), nor less than forty degrees Fahrenheit (40 F).

               f. Shall be dehydrated and shall in no event have a water content in excess of seven (7) pounds of water per million (1,000,000) cubic feet of gas measured at a pressure base of
                    14.73 psi and at a temperature base of 60 degrees Fahrenheit, as determined by dew point or other moisture measuring equipment in general use in the industry.


                ARTICLE VIII - PROPERLY NOMINATED GAS; IMBALANCES

         8.1 Proper Nomination. Shipper must Properly Nominate any gas for which Shipper requests Receipt and Delivery. "Properly Nominate" means that Shipper's dispatcher shall send Bay Gas' dispatcher timely prior notice, sufficient to meet the requirements of all pipelines, gatherers or distributors involved in the Shipper gas delivery to the Point(s) of Receipt of the volumes of gas Shipper desires to transport to the Point of Delivery. Such notice shall be at least twenty-four (24) hours prior to the earliest regularly scheduled nomination deadline of the pipelines/distributors delivering gas at the Point(s) of Receipt for gas to be delivered commencing on the first day of a month and one hour earlier than such deadline for any subsequent nomination. All gas received and delivered hereunder shall be received and delivered in as nearly equal daily and hourly quantities as operating conditions permit. Shipper intraday or late nominations of gas hereunder will be accepted by Bay Gas on a best efforts basis. If acceptance of Shipper's nomination would exceed the MDTQ, or cause interruption of another shipper's scheduled service, then such nomination will be accepted or rejected at Bay Gas' sole discretion.

         8.2 Imbalances at the Point of Delivery. Imbalances that take place at the Point of Delivery shall be monitored by Bay Gas on a real-time basis, and Bay Gas shall seek to correct such imbalances, first by requesting the cooperation of the applicable interstate pipeline, and next by utilizing the storage service Agreement in place between Bay Gas and Southern Company Services, Inc., as the agent of Shipper (the "Storage Agreement"). Shipper will notify Bay Gas of any change to its schedule that would create imbalances and Bay Gas will in turn seek the cooperation of the applicable interstate pipeline. To the extent that such cooperation is not granted, or such cooperation is not granted in the amount needed to avoid imbalances, Bay Gas shall utilize the Storage Agreement to either inject or withdraw gas from storage.

         8.3 Seamless Transactions. Bay Gas agrees to take all actions reasonably necessary to provide "Seamless Service" to Shipper under this Agreement. As used in this Agreement the term "Seamless Service" means that the nominations, scheduling, resolution of imbalances and any other procedures or matters reasonably determined to effect service to Shipper via Bay Gas' service under this Agreement shall be coordinated with the applicable interstate pipeline company and implemented such that Shipper will, to the extent reasonably possible, be relieved of any duplicative administrative activity that might otherwise be necessary. To facilitate such Seamless Service, Shipper may, subject to the interstate pipeline company's approval, assign the obligations set forth in Section 8.1 ("Proper Nomination") above to the applicable interstate pipeline company. Bay Gas agrees to use reasonable efforts to have operational balancing agreements in place with Florida Gas Transmission and Koch Gateway Pipeline Company in order to facilitate the provision of Seamless Service.

         8.4      Imbalances at the Point(s) of Receipt.

              (a) If, during any month, Shipper receives an invoice from a supplier or transporter which includes imbalance charges, the Parties shall use their best efforts to promptly determine the validity, as well as the cause, of such imbalance charges. If the Parties determine that the imbalance charges were incurred as a result of Shipper's actions or inactions (which shall include, but not be limited to, Shipper's failure to accept quantities of gas equal to the nominated gas), then Shipper shall pay for such imbalance charges. If the Parties determine that the imbalance charges were incurred as a result of Bay Gas' actions or inactions, then Bay Gas shall pay for such imbalance charges or reimburse Shipper for such imbalance charges paid by Shipper.

              (b) Bay Gas may, at its sole discretion, choose to receive all or a portion of the gas nominated for receipt from Koch Gateway Pipeline's ("Koch") system for transportation hereunder at either the "Primary Koch Receipt Point" or the "Secondary Koch Receipt Point", or both, as listed on Exhibit "A". Shipper and Bay Gas agree that Bay Gas will communicate directly with Koch to facilitate such scheduling changes as may be needed.

              (c) At Koch's request, Bay Gas shall receive gas for transport hereunder at the Koch Secondary Receipt Point in amounts up to 25,000 MMBtu per day. Provided however that Bay Gas shall not be required to make such capacity available until Koch has fully utilized the capacity of its pipeline facilities between its mainline and the Bay Gas pipeline on behalf of Bay Gas or Bay Gas customers.



                            ARTICLE IX - MEASUREMENT

         9.1 Unit of Volume Measurement. The unit of volume for measurement of gas Received and Delivered hereunder shall be one (1) cubic foot of gas at a base temperature of sixty degrees Fahrenheit (60 F) and at an absolute pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch. All fundamental constants, observations, records, and procedures involved in determining and/or verifying the quantity and other characteristics of gas delivered hereunder shall, unless otherwise specified herein, be in accordance with the standards prescribed in Reports No. 3 and/or 7 of the American Gas Association, as now and from time to time amended or supplemented. All measurements of gas shall be determined by calculation into terms of such unit. All quantities given herein, unless expressly stated otherwise, are in terms of such unit. Notwithstanding the foregoing, it is agreed that, for all purposes, the Btu content of the gas Received and Delivered hereunder shall be measured on an "as delivered" basis rather than a fully saturated or "wet" basis.

         9.2 Facilities to be Constructed by Bay Gas. Bay Gas shall construct at its expense, and own, maintain and operate the metering station and associated facilities, including without limitation a gas chromatograph, pressure recorder, gas measuring equipment, tie-in piping and (the "Meter Station"), and such other necessary monitoring, odorization and recording equipment that must be installed to provide accurate measurement and custody transfer, and to deliver gas at the pressure required in Article III (the "Equipment"). The Meter Station and Equipment (collectively, the "Facilities") will be located at a mutually acceptable site either on the Plant site or at a location outside of the Plant. If the facilities are located on Shipper's property, Shipper shall provide to Bay Gas such easement or easements, in form reasonably acceptable to Bay Gas, for the Facilities and for construction of pipelines, to the Point of Delivery. Upon selection of the site, Shipper shall prepare a drawing reflecting the location of the Facilities, and the drawing shall be attached hereto as Exhibit "E". Bay Gas shall obtain all permits, licenses, authorizations, certificates and other required governmental approvals necessary for the construction and operation of the Facilities ("Governmental Approvals"). Shipper shall be responsible for the construction and maintenance of its pipeline and any associated equipment from the Point of Delivery into the Plant. Bay Gas shall provide a signal or signals, including gas flow, pressure, and analysis data from measurement equipment, such that the Shipper may monitor the gas flow.

         9.3 Timely Completion of Facilities. Time is of the essence in the construction of the Facilities. Bay Gas agrees that the Facilities shall be completed and ready for testing no later than August 15, 1999. If Bay Gas fails to obtain required Governmental Approvals by July 1, 1999, then either Party may terminate the Agreement without further liability or obligation to the other Party.

         9.4 Measurement Accuracy. Bay Gas shall provide for verifying the accuracy of the measuring equipment at least once in each one hundred eighty
(180) day period. If Shipper desires a special test of any measuring equipment, it will promptly notify Bay Gas and the parties shall then cooperate to secure a prompt verification of the accuracy of such equipment. The expenses of any such special test, if requested by Shipper, shall be borne by Shipper if the measuring equipment tested is found to be accurate within the limits of plus or minus two percent (2%) of error. For the purposes of measurement and meter calibration, the atmospheric pressure shall be assumed to be fourteen and seventy-three hundredth (14.73) pounds per square inch, irrespective of variations in natural atmospheric pressure from time to time. Bay Gas shall notify Shipper at least one (1) business day prior to conducting any test of any measuring equipment. Shipper and Bay Gas, upon request, shall have the right to be present at any test of any measuring equipment.

         9.5 Measurement Corrections. If upon any test the metering equipment is found to be inaccurate, in the aggregate, by two percent (2%) or more, either plus or minus, registration thereof and any payment based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon, or if not known or agreed upon, then for a period extending back one-half (1/2) of the time elapsed since the day of the last calibration,. Following any test, any metering equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately; however, if any inaccuracy is less than two percent (2%), all prior readings and measurements shall be deemed to be accurate and no adjustments to any prior reading shall be made. If, for any reason, any meter is out of service or out of repair so that the quantity of gas delivered through such meter cannot be ascertained or computed from the readings thereof, the quantity of gas so delivered during such period shall be estimated and agreed upon by the parties hereto upon the basis of the best available data, using the first of the following methods which is feasible:

               a. by using the registration of any check measuring equipment, if installed and registering accurately;

               b. by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

               c. by estimating the quantity of gas deliveries by deliveries during preceding periods under similar conditions when the meter was registering accurately.

         9.6 Pressure & Temperature Correction. The measurement hereunder shall be corrected for deviation from Boyle's Law at the pressure and temperature under which gas is delivered hereunder.


                        ARTICLE X - BILLINGS AND PAYMENTS

         10.1 Statement Rendered. By the tenth (10th) day of each month, Bay Gas shall render to Shipper a statement for the preceding month properly identifying the applicable Point(s) of Receipt and Point of Delivery and showing the total quantity of gas received from and delivered hereunder.

         10.2 Payment. Subject to Section 10.3 below, Shipper shall pay Bay Gas the full amount reflected on the statements rendered at the address stated in
Section 15.1 on or before the twentieth (20) day of each calendar month. If the twentieth day shall fall upon a weekend or legal holiday, then such payment may be made on the first regular business day subsequent to such twentieth day. In the event that Shipper fails to pay such amounts when due, interest shall accrue on all unpaid amounts from the date due until paid at a rate of interest equal to the lesser of: (i) the rate of interest quoted as the "prime rate" of Bay Gas' bank to its largest and most credit-worthy commercial customers, plus 2%; or (ii) the highest legal rate of interest allowed by law (the "Interest Rate").

         10.3 Corrections. In the event an error is discovered in the amount billed in any statement rendered by Bay Gas, such error shall be adjusted within thirty (30) days of the discovery of the error. In the event a dispute arises as to the amount payable in any statement rendered, Shipper shall pay the undisputed amount, and shall notify Bay Gas of the disputed amount and the reasons for the dispute at the time payment is due. Bay Gas shall not suspend delivery of gas as a result of Shipper's failure to pay the disputed amount. The parties agree to work in good faith to resolve the subject dispute in a timely fashion. The Parties are not obligated to pursue amicable resolution for more than sixty (60) days, then the matter may be submitted to arbitration. If it is finally determined that Shipper has underpaid the amount actually due, Shipper shall remit any amount due, with interest at the Interest Rate, within ten (10) days. If it is determined that Shipper has overpaid the amount actually due, Bay Gas shall remit any refund, with interest at the Interest Rate, within ten (10) days. All statements shall be considered final, and any and all objections thereto are deemed waived, unless made in writing within twenty-four (24) months of Shipper's receipt thereof.


                               ARTICLE XI - TAXES

         11.1 Tax Changes. Shipper agrees to pay to Bay Gas, by way of reimbursement, within ten (10) days of receipt of an invoice for same, all taxes levied or imposed upon Bay Gas after the date hereof; and any increases in existing taxes which may be made effective after the date hereof, with respect to the transport of gas hereunder. Bay Gas agrees to pass through to Shipper in its monthly billings any savings resulting from decreases in existing taxes, which may be made effective after the date hereof, with respect to the transport of gas hereunder. In the event that any additional taxes or increases in taxes are imposed and, should Bay Gas elect not to challenge the same, then Shipper shall be subrogated to Bay Gas' rights to challenge the same. In no event shall Shipper be required to pay any tax in a greater amount than its pro-rata share.

         11.2 Tax Definition. The term "taxes" as used in Section 11.1 shall mean all taxes which are now in existence or which may in the future be levied upon Bay Gas, or its facilities or the transportation of gas hereunder (other than ad valorem, capital stock, income or excess profit taxes, or general franchise taxes imposed on corporations on account of their corporate existence or on their right to do business within the state as a foreign corporation and similar taxes), including, but not limited to, gross receipts tax, street and alley rental tax, licenses, fees and any other taxes, charges or fees of any kind levied, assessed or made by any governmental authority on the act, right or privilege of transporting, handling or delivering gas or using Bay Gas' pipeline, which is measured by the volume, heating value, value of the gas, or any fee in respect to the gas or the transportation or other handling thereof.


                         ARTICLE XII - REGULATORY BODIES

         12.1 APSC Approval. This Contract is subject to the approval of the Alabama Public Service Commission.

         12.2 General Services Administration Regulation. Bay Gas agrees to comply with the additional provisions attached hereto as Exhibit "D" and made a part hereof.

                ARTICLE XIII - RIGHT TO DELIVER AND RISK OF LOSS

         13.1 Right to Deliver. Shipper warrants for itself, its successors and assigns, that it will have at the time of delivery of gas hereunder the valid right to deliver such gas hereunder. Shipper warrants for itself, its successors and assigns, that the gas it delivers hereunder shall be free and clear of all liens, encumbrances, or claims as against Shipper and that it will indemnify Bay Gas and save it harmless from all claims, suits, actions, damages, costs and expenses arising directly or indirectly from or with respect to the right to deliver gas tendered to Bay Gas hereunder.

         13.2 No Encumbrance on Delivered Gas. Bay Gas covenants that it shall neither cause nor allow any cloud or encumbrance of any nature to arise by, through or under Bay Gas with respect to the title of any gas delivered to Bay Gas, and agrees to deliver such gas pursuant to this Contract free from all liens and adverse claims arising by, through or under Bay Gas, and that it will indemnify, protect, and save Shipper harmless from all claims, suits, actions, damages, costs and expenses arising directly or indirectly from the same.

         13.3 Hold Harmless.

               (a) Bay Gas shall protect, defend, indemnify, and hold harmless Shipper, its officers, directors, agents and/or employees from and against all claims, demands, losses, damages, suits and expenses relating to death of and/or injury to persons and/or damage to property (unless due to the sole negligence of Shipper) arising out of, or resulting from, the transportation of natural gas from the Point of Receipt to the Point of Delivery pursuant to the terms and conditions of this Agreement.

              (b) Shipper shall protect, defend, indemnify, and hold harmless Bay Gas, its officers, directors, agents and/or employees from and against any claims, demands, losses, damages, suits and expenses relating to death of and/or injury to persons, and/or damage to property (unless due to the sole negligence of Bay Gas) resulting from, the transportation of natural gas by Shipper or its agents to the Point of Receipt and from the Point of Delivery to and through the facilities of Shipper.

         13.4 Hold Harmless - Gas Quality. Each party hereto recognizes that the quality of gas redelivered by Bay Gas is of the utmost importance. The parties further recognize that due to the volumes of gas transported hereunder the quality of the natural gas redelivered hereunder will be greatly impacted by the quality of gas received at the Point of Receipt. Accordingly, in the event Bay Gas accepts for delivery gas which meets the quality specifications specified in
Article VII, but redelivers gas to Shipper which does not meet those specifications ("non-conforming gas") and such non-conforming gas causes damage to the property of Shipper, Bay Gas shall be responsible for such property damage. However, if the gas delivered to the Point of Receipt by Shipper does not meet the quality specifications specified in Article VII of this Agreement, then Bay Gas shall not be responsible for any damage to the property of the Shipper as a result of the redelivery by it of such gas.

         13.5 Shipper's Equipment. Shipper shall install equipment at its facilities to remove liquids which may be present in the natural gas stream. The Parties hereto agree that Shipper shall be responsible for any property damage that may result from the failure of such equipment.

                      ARTICLE XIV - DEFAULT AND TERMINATION

         14.1 Failure to Perform. If either Party hereto shall fail to perform any of the covenants or obligations imposed upon it by virtue of this Contract (except where such failure is provided for under any of the provisions hereof), then in such event the other Party may, at its option, terminate this Contract by proceeding as follows: the Party not in default shall provide a written notice to be served upon the Party in default, stating specifically the cause for terminating this Contract and declaring it to be the intention of the Party giving the notice to terminate the same; whereupon, the Party in default shall have thirty (30) days after receipt of the aforesaid notice in which to remedy or remove the cause or causes of default stated in the notice of termination and if, within said period of thirty (30) days, the Party in default does so remedy and/or remove such cause or causes, and fully indemnifies the Party not in breach for the direct actual damages of the Party which are associated with such default, then such notice shall be nullified and this Contract shall continue in full force and effect. In the event the Party in default does not so remedy and/or remove the cause or causes of default, or does not fully indemnify the Party giving the notice for such Party's actual damages as a result of such breach within said period of thirty (30) days, then this Contract shall terminate from and after the expiration of said period; provided, however, that if such default is remedied but no indemnification therefor has been made due to a bona fide dispute between the parties as to the amount thereof, then this Contract shall not terminate, but the Party not in default shall have the right to seek recovery of its direct damages as provided by law. Any termination for breach of this Contract shall be carried out strictly in accordance with this section.

         14.2 Right to Collect Amount Due. Any cancellation of this Contract shall be without prejudice to the right of the Party not in default to collect any amounts then due it and without waiver of any other remedy to which the Party not in default may be entitled.

         14.3 Bay Gas Right to Terminate. This Agreement may be terminated by Bay Gas if Bay Gas does not obtain authorization from the appropriate regulatory authorities to provide service under this Agreement which is acceptable to Bay Gas, or Bay Gas does not obtain Government Approvals which are acceptable to Bay Gas in its sole, but reasonably exercised discretion and which Bay Gas determines are needed to provide service to Shipper at the Plant. Provided, however, that Bay Gas agrees to give Shipper notice of any unacceptable terms and conditions within ten (10) days after issuance.

         14.4     Shipper Right to Terminate.

               (a) Shipper may terminate this Agreement if Bay Gas fails to deliver nominated gas at the Point of Delivery for a period of forty-five
     (45) consecutive days for any reason, including the occurrence of force majeure.

               (b) In the event Bay Gas, on an ongoing basis, fails to deliver gas meeting the gas specifications or pressure required under this Agreement, the Parties will endeavor to identify and correct the quality and/or pressure problem being incurred. In the event a satisfactory solution is not obtained within forty-five (45) days of the Shipper notifying Bay Gas of the problem, Shipper may terminate this Agreement.



                              ARTICLE XV - NOTICES

         15.1 Notices. Whenever any notice, request, demand, statement or payment is required or permitted to be given under any provision of this Contract, unless expressly provided otherwise, such shall be in writing, signed by or on behalf of the person giving the same, and shall be deemed to have been given and received upon the actual receipt (including the receipt of a telecopy or facsimile of such notice) at the address of the parties as follows:


Notices and Contract Matters:

Company:                                        Contact
Bay Gas Storage Company, Ltd.                   Gordon Royce / Harris Oswalt
Post Office Box 1368                            Telephone:  (334) 450-4688
Mobile, Alabama  36633                          Fax:  (334) 476-8292

Shipper (notify both contacts listed below):
Alabama Power Company                           Southern Company Services, Inc.
600 North 18th Street                           14N-8162
Birmingham, AL  35291                           600 North 18th Street
Attn: Senior Vice President - Southern          Birmingham, AL  35203
Company Generation                              Attn: Vice President , Fuel
                                                      Services

Invoices:
Company:                                        Contact
Bay Gas Storage Company, Ltd.                   Gordon Royce / Harris Oswalt
Post Office Box 1368                            Telephone:  (334) 450-4688
Mobile, Alabama  36633                          Fax:  (334) 476-8292

Shipper:                                        Contact
Alabama Power Company                           Attn:  Manager, Fuel Services
600 North 18th Street
Birmingham, AL.  35291-0480

Delivery Notifications, Nominations:
Company:                                        Contact
Bay Gas Storage Company, Ltd.                   Gordon Royce / Harris Oswalt
Post Office Box 1368                            Telephone:  (334) 450-4688
Mobile, Alabama  36633                          Fax:  (334) 476-8292
                                                Nights/Weekends: (334) 476-2120
                                                Fax  (334) 450-4758


Shipper:                                        Contact:
Southern Company Services, Inc.                 Ken Damsgard:  (205) 257-5887

600 North 18th Street                           Pager:  (888) 391-7477
Birmingham, AL  35291                           Vicki Gaston:  (205)257-7194
Attn: Fuel Scheduling                           Shannon Neese:  (205) 257-5803
                                                Generation Desk:  (205) 257-6301



         15.2 Acceptable Communication Methods. Operating communications made by telephone or other mutually agreeable means shall be confirmed in writing or by telecopy within two (2) hours following same if either Party request confirmation. To facilitate such operating communications on a daily basis, lists of names, telephone and telecopy numbers of appropriate operating personnel shall be exchanged by and between Bay Gas and Shipper before commencement of service under this Contract. Such lists may be updated from time to time.

         15.3 Address Revisions. The addresses of the parties may be revised upon written notice given in accordance herewith, designating in such writing the new address of the Party so affected.



                           ARTICLE XVI - FORCE MAJEURE

         16.1 In the event Bay Gas is rendered unable, wholly or in part, by reason of force majeure to carry out its obligations under this Agreement, it is agreed that Bay Gas shall give notice and reasonably full particulars of such force majeure, in writing by either mail, hand delivery, or facsimile, to Shipper within a reasonable time after the occurrence of the cause relied on, and the obligations of Bay Gas, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch.

         16.2 In the event Shipper is rendered unable, wholly or in part, by reason of force majeure to carry out its obligations under this Agreement (other than the obligation to make payment of amounts due hereunder), which obligations shall not be affected by events of force majeure), it is agreed that Shipper shall give notice and reasonably full particulars of such force majeure, in writing by either mail, hand delivery, or facsimile, to Bay Gas within a reasonable time after the occurrence of the cause relied on, and the obligations of Shipper, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch.

         16.3 The term, "force majeure," as employed herein shall mean acts of God; strikes, lockouts, or other industrial disturbances; conditions arising from a change in governmental laws, orders, rules or regulations; acts of public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests and restraints of governments and people; civil disturbances; explosions; breakage or accident to machinery or lines of pipe; the necessity for making repairs, tests or alterations to machinery or lines of pipe; freezing of wells or lines of pipe; partial or entire failure of wells, processing or gasification and gas manufacturing facilities; and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension, and which by the exercise of due diligence, such Party is unable to prevent or overcome. Such term shall likewise include: (a) those instances where either Bay Gas or Shipper is required to obtain servitudes, rights-of-way, grants, permits or licenses to enable such Party to fulfill its obligations under this Agreement; and such Party is unable to acquire, at reasonable costs, and after the exercise of reasonable diligence, such servitudes, rights-of-way, grants, permits or licenses, and (b) those instances where either Bay Gas or Shipper is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such Party to fulfill its obligations under this Agreement and such Party is unable to acquire, or is delayed in acquiring, at reasonable costs, and after the exercise of reasonable diligence, such materials and supplies, permits and permissions. Force majeure shall not include failure of gas supply due to pricing considerations.

         16.4 It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the discretion of the Party having the difficulty.



                   ARTICLE XVII - GENERAL TERM AND CONDITIONS

         17.1 General Terms and Conditions. The following are hereby incorporated herein and made a part of this Contract as if fully set forth herein: (a) the General Terms and Conditions attached hereto as Exhibit "B"; and
(b) the Statement of Conditions for NGPA Section 311(a)(2) Gas Storage Services attached hereto as Exhibit "C" (the "Statement of Conditions"). Any conflict or inconsistency, either in construction or interpretation, between the terms hereof and of such exhibits shall be resolved first in favor of the terms hereof, and next in favor of the Statement of Conditions.


                          ARTICLE XVIII - MISCELLANEOUS

         18.1 Headings. The subject headings of the articles and sections of this Contract are intended for the sole purpose of convenient reference and are not intended, nor shall the same be construed, to be a part of this Contract or considered in any interpretation hereof.

         18.2 Amendment. Neither this Contract nor any provisions hereof may ever by amended, changed, modified or supplemented except by an agreement in writing, duly executed by the Party to be charged with the same.

         18.3. Waiver. No failure by either Party to enforce the performance of any obligation of the other Party under this Contract shall operate as a waiver of such obligation or default, or as a waiver of any other right or default, whether of a like or different character.

         18.4. Choice of Law. As to all matters of construction and interpretation, this Contract shall be interpreted, construed and governed by the laws of the State of Alabama, excluding any conflict of laws rule which would direct the application of the law of another jurisdiction.

         18.5. Succession. Either Party may assign its rights, titles or interest hereunder to any individual, bank, trustee, company or corporation as security for any note, notes, bonds, or other obligations or securities of such assignor, but not otherwise, without the written consent of the other Party hereto. Shipper may assign, upon notice to but without prior consent of Bay Gas, this Agreement to any Southern Company subsidiary successor owner or operator of the Plant with reasonably sufficient creditworthiness, as the Parties shall agree. Except as provided herein, neither Party may assign this Agreement without the prior written consent of the other. No assignment provided for hereunder shall in any way operate to enlarge, alter or change any obligation of the other Party hereto.

         18.6. Right of Examination. Both Shipper and Bay Gas shall maintain, for a period of not less than three (3) years from the month in which transportation service was provided, accurate books and accounts, in accordance with generally accepted accounting principles, of its costs, fees and charges of any nature invoiced to Shipper hereunder. Each Party, or its representatives, shall have the right to examine, at any reasonable time, the books, records and charts of the other to the extent necessary to verify the accuracy of any statement, chart or computation made under or pursuant to the provisions of this Agreement. All books, records and charts related to any statement, charge or computation made hereunder shall be retained and available for review or inspection for a period of two (2) years.

         18.7. Authority. Shipper and Bay Gas hereby represent and warrant that each has the full right, power and authority to enter into this Contract, and that this Contract will not violate the provisions of any other contract or agreement to which Shipper or Bay Gas, respectively, is a party.

         18.8. Limitation of Liability. Neither Party shall be liable to the other for consequential damages in the nature of (a) loss of profit or revenue resulting from the failure of the other Party to perform in accordance with the requirements of this Agreement; (b) damages suffered by either Party as a result of the loss of the use of its power system or production facilities; (c) cost of purchased or replacement power; (d) damages suffered by customers of a Party for service interruptions or curtailment; or (e) cost of capital, without regard to the cause or causes related thereto, including, without limitation, the negligence of any Party, whether such negligence be sole, joint or concurrent, or active or passive. The Parties acknowledge the duty to mitigate damages hereunder.

         18.9 Agent of Shipper. Shipper has designated Southern Company Services, Inc. ("SCS") as its agent for the purpose of locating, processing and arranging for delivery of gas to Shipper's plant. SCS shall act for Shipper in giving and receiving notices and nominations, negotiating and administering this agreement, and for any other purpose as may be authorized by Shipper. Shipper may designate a new agent from time to time by giving Bay Gas written notice in accordance with Article XV, and authorization of SCS to act as agent for Shipper thereupon shall cease and the new agent shall have such authority.

         IN WITNESS WHEREOF, the Parties have executed this Contract in one or more copies or counterparts, each of which shall constitute and be an original of this Contract effective between the Parties as of the date first above written.



                                   Bay Gas:
ATTEST:                            BAY GAS STORAGE COMPANY, LTD.
                                   By MGS Storage Services, Inc., its managing general partner


/s/ G. Edgar Downing, Jr.          By: /s/ W. G. Coffeen, III

                                   Its: Vice President



                                   Shipper:
ATTEST:                            ALABAMA POWER COMPANY


/s/ Jane Hawkins                   By: /s/ Earl B. Parsons, Jr.

                                   Its: Sr. Vice President

                                   EXHIBIT "A"

    TO FIRM INTRASTATE TRANSPORTATION AGREEMENT ("CONTRACT") BETWEEN BAY GAS
                 STORAGE COMPANY, LTD. AND ALABAMA POWER COMPANY


POINT(S) OF RECEIPT                                                 MDTQ               Minimum
                                                                  (MMBtu)             Pressure
                                                                                       (psig)
Primary FGT Receipt Point:
Interconnection between the pipeline facilities of                  Up to                625
Bay Gas and the interstate pipeline facilities of                    ***
Florida Gas Transmission in Mobile County, Alabama
(Interconnect ID: BG-1002)

Primary Koch Receipt Point:
Interconnection between the pipeline facilities of                  Up to                575
Bay Gas and the interstate pipeline facilities of                    ***
Koch Gateway Pipeline in Mobile County, Alabama
(Interconnect ID: BG-1003)

Secondary Koch Receipt Point:
Interconnection between the pipeline facilities of                  Up to                600
Mobile Gas Service Corporation and the interstate                    ***
pipeline facilities of Koch Gateway Pipeline at
Jacintoport in Mobile County, Alabama   (Koch SLN #
9305)


Gas may be scheduled for receipt at either or all of the Primary Point(s) of Receipt, in quantities indicated herein, provided, however, that the cumulative total daily receipts shall not exceed the MDTQ as stated in Section 2.2. The Secondary Koch Receipt Point shall be scheduled pursuant to Section 8.4(b) and 8.4(c) herein. Bay Gas shall enter into all necessary agreements with Mobile Gas Service Corporation to facilitate receipt from Koch and delivery to Bay Gas.



POINT OF DELIVERY                                                 MDTQ               Minimum
                                                                (MMBtu)             Pressure
                                                                                     (psig)
The weld connection between the pipeline facilities
of Bay Gas and the pipeline facilities of Shipper                 Up to                500
located downstream of the Bay Gas metering facility                ***
at Plant Barry   (Interconnect ID: BG-1006)


Gas may be scheduled for delivery at the Point of Delivery in quantities up to the MDTQ as indicated in Section 2.2 herein.

* This limitation may be waived by Bay Gas at its sole discretion pursuant to
Section 8.4(b)

                                   EXHIBIT "B"

                          GENERAL TERMS AND CONDITIONS
                                       TO
                         BAY GAS STORAGE COMPANY, LTD.'S
                  STORAGE AND TRANSPORTATION SERVICE AGREEMENTS

                                    CONTENTS

 SECTION         DESCRIPTION                                          PAGE

       I.        Definitions                                           1

      II.        Nominations, Balancing And                            2
                       Excess Deliveries

     III.        Construction of Facilities                            6

      IV.        Rate Adjustment                                       6

       V.        Regulatory Requirements                               7

      VI.        Pressures                                             7

     VII.        Measurement                                           8

    VIII.        Measuring Equipment and Testing                       9

      IX.        Quality                                              10

       X.        Billing, Accounting, Taxes and Reports               10

      XI.        Possession and Non-Odorization of Gas                12

     XII.        Warranty                                             13

    XIII.        Government Regulations                               13

     XIV.        Force Majeure                                        13

      XV.        Notices                                              14

     XVI.        Creditworthiness                                     15

    XVII.        Miscellaneous                                        15

                                   SECTION I.
                                  Definitions

A. The term, "gas", as used herein, shall mean natural gas as produced in its natural state that meets the quality standards contained in these General Terms and Conditions.

B. The term, "new taxes", as used herein, shall mean any tax, license, fee or charge hereafter levied, assessed or made by any governmental authority on the gas itself or on the act, right or privilege of producing, severing, gathering, storing, transporting, handling, selling or delivering gas which is measured by the volume, value, or sales price of the gas.

C. The term, "cubic foot of gas", as used herein, for the purpose of measurement of the gas delivered hereunder is the amount of gas necessary to fill a cubic foot of space when the gas is at an absolute pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch and at a base temperature of sixty (60) degrees Fahrenheit.

D. The term, "BTU", as used herein, shall mean British Thermal Unit and, where appropriate, the plural thereof, and the term, "MMBtu", shall mean one million (1,000,000) BTU.

E. The term, "MCF", as used herein, shall mean one thousand (1,000) cubic feet of gas.

F. The term, "day", as used herein, shall mean a period of twenty-four (24) consecutive hours beginning and ending at 9:00 a.m., Central Clock Time.

G. The term, "thermally equivalent", as used herein, shall mean an equal amount of heating value, expressed in BTU and measured under the specifications and conditions contained hereunder.

H. The term, "month", as used herein, shall mean a period beginning on, and including, the first (1st) day of the calendar month and extending to but not including the first (1st) day of the following calendar month.

I. The term, "Storage Service Agreement", as used herein, shall mean an agreement for the provision by Bay Gas of firm or interruptible storage services; and the term, "Transportation Service Agreement", as used herein, shall mean an agreement for the provision by Bay Gas of firm or interruptible transportation services.

J. The term, "Maximum Daily Injection Quantity", as used herein, shall mean the maximum volume of gas that Bay Gas will accept for injection into storage for Shipper in any one day, as provided for in the Storage Service Agreement.

K. The term, "Maximum Daily Withdrawal Quantity", as used herein, shall mean the maximum volume of gas that Bay Gas will deliver from storage for Shipper in any one day, as provided for in the Storage Service Agreement.

L. The term, "Maximum Storage Quantity", as used herein, shall mean the maximum volume of gas that Bay Gas will store for Shipper at any one time, as provided for in the Storage Service Agreement.

M. The term, "Maximum Daily Transportation Quantity", as used herein, shall mean the maximum volume of gas that Bay Gas will take delivery of, and transport for redelivery, in any one day, as provided for in the Transportation Service Agreement.

N. The term, "processed gas", as used herein, shall mean natural gas from which gas liquids have been extracted.

O. The term "Unit Rate", as used herein, shall be defined for interruptible storage service Shippers as follows:

          (i.) The Monthly Demand Charge ("MDC") times the Interruptible Maximum
               Storage Quantity ("IMSQ") times (ii.),

          (ii.) the lesser of 12 or the number of months specified as the Primary Term ("PT") of the Agreement. The product of (i.) and (ii.) then added to (iii.).

          (iii.) All other storage revenues excluding Fuel Charges assessed for interruptible services for the last 12 billed months ("Rev."),

          (iv.) the result of (iii.) divided by the IMSQ.

          (i.e. Unit Rate = {[ MDC x IMSQ x (12 or PT if < 12)] + Rev.} / IMSQ)

P. The term, "work day" or "working day", as used herein, shall mean the days Monday through Friday, inclusive, but excluding any federal holidays.



                                   SECTION II.
                  Nominations, Balancing And Excess Deliveries


A. Nominations. Shipper shall furnish to Bay Gas a nomination on a form acceptable to Bay Gas. All quantities shall be expressed in MMBtu per Day and shall separately state Points of Receipt, Points of Delivery or Points of Redelivery.

     1.   Shipper must deliver the nominations to Bay Gas by 11:30 A.M. Central

          ClockTime the working day prior to gas flow. Shipper may submit nominations after such deadline up to 1:00 P.M. Central Clock Time for the upcoming gas day. However, if acceptance of Shipper's nomination submitted between 11:30 and 1:00 P.M. Central Clock Time would exceed Shipper's Maximum Daily Injection Quantity or Maximum Daily Withdrawal Quantity or Maximum Storage Quantity or Maximum Daily Transportation Quantity, or would cause interruption of another shipper's scheduled service, then such nomination will be accepted or rejected by Bay Gas at Bay Gas' sole discretion.

     2. Shipper may submit, and Bay Gas will accept, nominations after 1:00 P.M. for the upcoming gas day or during the current gas day on a best efforts basis. If acceptance of Shipper's nomination for service would exceed Shipper's Maximum Daily Injection Quantity or Maximum Daily Withdrawal Quantity or Maximum Storage Quantity or Maximum Daily Transportation Quantity, or would cause interruption of another shipper's scheduled service, then such nomination will be accepted or rejected at Bay Gas' sole discretion.

     3. Nominations made in accordance with this Section II A shall not become effective until Bay Gas has confirmed the nominated storage receipts (injections) and deliveries (withdrawals), or transportation deliveries and redeliveries, with upstream and downstream parties. Shipper shall designate the appropriate person(s) with authority to confirm nominations and to resolve allocation issues on a 24-hour-basis.

     4. The parties intend that the volumes of gas received or delivered or redelivered will be equal to the confirmed nominations. To the extent that gas quantities actually received or delivered or redelivered may be greater than or less than the confirmed nominations, the parties intend that such variance will be treated in accordance with an Accounting Allocation Agreement entered into between the parties.

     5. Bay Gas shall not be obligated, during any hour, to receive or to deliver or to redeliver a total volume of gas in excess of one twenty-fourth (1/24th) of the lesser of (a) Shipper's aggregate Maximum Daily Injection Quantity or Maximum Daily Withdrawal Quantity, or Maximum Daily Transportation Quantity or (b) Shipper's accepted nomination volumes. The parties intend that from time to time Shipper and Bay Gas may mutually agree to a flow rate above or below a uniform hourly rate.

B. Balancing. Bay Gas will accept for storage injection or deliver for withdrawal, or for transportation delivery and redelivery, on a daily basis, volumes thermally equivalent to volumes nominated and scheduled, less appropriate compressor fuel and lost-and-unaccounted-for gas (collectively called "Company Use") charges, unless otherwise mutually agreed to in writing. All imbalances between actual and nominated injection volumes or withdrawal volumes, or between delivery volumes and redelivery volumes, shall be treated as imbalance under, and received in accordance with, the Storage or Transportation Service Agreement(s) under which the gas in question is delivered to or from the storage or transportation facilities. Gas delivered to Bay Gas for withdrawal or redelivery hereunder on each day shall be at constant uniform rates as practicable throughout such day.

     1. If Shipper is advised by any upstream third party of the need to reduce or suspend deliveries of gas scheduled for delivery to or from storage, or for transportation delivery and redelivery, Shipper shall immediately notify Bay Gas orally, and shall confirm such notification in writing, of such reduction or suspension.

     2. Nothing in this Section II B shall limit Bay Gas' right to take action as may be required to adjust injections or withdrawals of gas, including suspending storage services or to adjust deliveries and redeliveries, including suspending transportation services, in order to alleviate conditions that threaten the integrity of its system.

     3. In the absence of an executed Accounting Allocation Agreement between Shipper and Bay Gas as described in Section II A. 4, balancing procedures shall be as specified in this Section II B. If an Accounting Allocation Agreement is in effect between Shipper and Bay Gas, such Agreement shall take precedence over the provisions specified in this Section II B.

     4. If there is more than one supply source (whether at a single or at multiple Points of Receipt or Delivery) nominated to be received for Storage or Transportation, the nomination will identify how and which supply source(s) should be allocated by means of a Receipt Pre-Determined Allocation ("RPDA") specified in the nomination. In accounting for the volumes delivered or redelivered by Bay Gas, in circumstances where multiple services are provided at any Point of Delivery or Redelivery, the sequence of volumes delivered shall be determined by the Delivery Pre-Determined Allocation ("DPDA") specified by Shipper in its most recent nomination. The nomination will identify which supply source(s) should be allocated in the event gas is not or cannot be delivered or redelivered as nominated.

     5. To the extent feasible, all volumes received by or delivered to Bay Gas at a Point of Receipt or Delivery shall be allocated in accordance with the confirmed nominations for that point. In the event the actual volumes received by Bay Gas do not equal the confirmed nominations for that point, any underage or overage will be allocated as follows:

               (a) First, in accordance with the effective RPDAs submitted by Shipper (or Shipper's suppliers). Shipper agrees that such an allocation is binding on Shipper.

               (b) Then, if there is no effective RPDA, pro rata to the extent applicable based on confirmed nominations, as applicable. Shipper agrees that such an allocation is binding on Shipper.

     6. To the extent feasible, all volumes delivered or redelivered by Bay Gas at a Point of Delivery or Redelivery shall be allocated in accordance with the confirmed nominations for that point. In the event the actual volumes delivered by Bay Gas do not equal the confirmed nominations for that point, any underage or overage will be allocated as follows:

               (a) First, in accordance with the effective DPDAs submitted by Shipper (or Shipper's suppliers). Shipper agrees that such an allocation is binding on Shipper.

               (b) Then, if there is no effective DPDA, pro rata to the extent applicable based on confirmed nominations, as applicable. Shipper agrees that such an allocation is binding on Shipper.

     7. Each Shipper shall be responsible for ensuring that its suppliers submit Pre-Determined Allocations ("PDAs", which include RPDAs or DPDAs) as provided herein using a form acceptable to Bay Gas. Unless otherwise agreed, all PDAs must be submitted to Bay Gas via facsimile or other agreed upon electronic means on or before the date the PDA is to be effective. Such PDA shall specify how any underage or overage from the confirmed nominated volumes should be allocated among the entities listed on the PDA. Bay Gas shall acknowledge receipt and acceptance of the PDA by returning acknowledgment of the PDA to Shipper via mutually agreeable means. Bay Gas acceptance is contingent on Bay Gas being able to administer the allocation submitted by the Shipper.

     8. To the extent that actual injections or actual withdrawals, or actual deliveries or actual redeliveries, for each Shipper do not exactly match confirmed nominations for any day, Bay Gas will attempt to balance any such differences among Bay Gas and the upstream or downstream entities, without impacting Shipper, whenever possible. If an upstream or downstream entity requires a Balancing Agreement for which any fee is required, Shipper agrees to reimburse Bay Gas for any incurred expenses.


C. Storage Balance Reconciliation. To the extent Shipper and Bay Gas agree, in writing, that imbalances may be accounted for under the Shipper's Storage Service Agreement, and to the extent Shipper has sufficient storage capacity, Bay Gas will issue a formal storage balance notice to Shipper by the 20th of the month following the injection/withdrawal month ("the Notice Month"), reflecting the effect of Shipper's storage balance or any imbalance. Shipper understands and agrees to contact or cause to be contacted, the parties that deliver injection volumes to Bay Gas, or receive withdrawal volumes from Bay Gas, for the Shipper's account to confirm any imbalance.

     Following the termination of the Storage Service Agreement, Shipper shall be required to either (a) transfer title to any volumes of gas in storage to a third party with whom Bay Gas has a Storage Service Agreement, with such transfer to be subject to any injection conditions or charges applicable to such third party, or (b) withdraw such volumes from storage within a sixty (60) day balancing period after the determination by Bay Gas that any such volumes exist, or within such longer period of time mutually agreed upon by Shipper and Bay Gas. Shipper agrees that at the end of the above sixty (60) day balancing period, Bay Gas will, for any storage volumes not withdrawn, take title to such gas and such title is to pass automatically without cost to Bay Gas.

D. Excess Deliveries. In the event that Shipper, from time to time, desires to have injected into or withdrawn from storage, or to have transported, or to have transported, quantities of gas in excess of the Maximum Daily Injection Quantity or Maximum Daily Withdrawal Quantity, or Maximum Daily Transportation Quantity, respectively, which Bay Gas is obligated to accept or deliver or redeliver under storage or transportation arrangements for Shipper on any day under a Storage or Transportation Service Agreement, Shipper may request injection or withdrawal or transportation of such excess gas, and Bay Gas in its sole discretion may accept or deliver or redeliver all or any part of such gas subject to the restrictions of these General Terms and Conditions.

                                  SECTION III.
                           Construction of Facilities

         Under no circumstances shall Bay Gas be obligated to construct or add facilities to receive or deliver or redeliver gas under a Storage or Transportation Service Agreement, or to increase the capacity of Bay Gas' pipeline system or storage or transportation facilities. Upon Shipper's written request to evaluate connections of new facilities, Bay Gas will prepare and submit to Shipper a construction cost estimate. All new or additional facilities that may be required for the delivery of acceptable gas to Bay Gas, or for the delivery or redelivery of gas to the receiving party or parties will be constructed, maintained, owned and operated by Bay Gas, except as may otherwise be expressly agreed in writing. The design and installation of all facilities shall be in accordance with the specifications then used by Bay Gas for like or similar facilities. Shipper shall bear the cost of all such new connections, unless otherwise mutually agreed.


                                   SECTION IV.
                                 Rate Adjustment

A. Rates charged for services shall be negotiated between Bay Gas and Shipper. Bay Gas reserves the right to seek authorization from the

     Federal Energy Regulatory Commission ("FERC") or other appropriate agency to increase, decrease or restructure the rates (including market based rates), and Company Use charges in effect at any time as may be found necessary to assure Bay Gas' right to charge and collect fair and equitable rates within the meaning of Section 311 (a)(2) of the Natural Gas Policy Act of 1978 ("NGPA") and the FERC's rules and regulations thereunder. Nothing herein contained shall be construed to deny any Shipper any rights which it may have under FERC rules and regulations, including the right to participate fully in rate proceedings by intervention or otherwise to contest changes in rates and Company Use charges in whole or part. In addition to the rates above, Shipper shall pay in advance all applicable state and federal filing, reporting and application fees incurred by Bay Gas for providing such services.

B. Bay Gas may at any time provide firm or interruptible storage services at different rates from the market based rates approved by the FERC for Bay Gas' NGPA Section 311(a)(2) services. Nothing herein shall obligate or require, or be construed to obligate or require, Bay Gas to offer or continue such different rates.


                                   SECTION V.
                             Regulatory Requirements

         Bay Gas' interstate services shall be in accordance with and subject to the requirements of Section 311(a)(2) of the NGPA and the rules and regulations of the FERC thereunder. Bay Gas' intrastate services shall be in accordance with and subject to the laws, rules and regulations of the State of Alabama.

         Bay Gas agrees to proceed with reasonable diligence during the term of the Storage or Transportation Service Agreement with the filing for and prosecution of any authorizations as may be required for the storage or transportation of the gas hereunder or the rate(s) charged therefor. Bay Gas reserves the right to pursue any necessary regulatory filings with FERC and any other governmental or regulatory body having jurisdiction in such matter as it deems to be in its best interest, including the right to file whatever pleadings and motions it deems desirable. In the event Bay Gas has obtained such necessary regulatory authorization, but the terms and conditions are significantly different than those terms originally filed with the regulatory agency, or in the event FERC rejects or modifies Bay Gas' Statement of Conditions for NGPA
Section 311(a)(2) Gas Storage and Transportation Services, as same may be amended by Bay Gas from time to time, Bay Gas shall pursue other reasonable options to continue providing such services or, at Bay Gas' option, shall terminate such services as provided in Article VII, Right to Terminate Services, of Bay Gas' Statement of Conditions.




                                   SECTION VI.
                                    Pressures

         Bay Gas shall operate its storage facilities at pressures which will accommodate the withdrawal of gas in accordance with Bay Gas' outstanding firm service storage commitments. Bay Gas shall operate its transportation facilities at pressures which will accommodate the redelivery of gas in accordance with Bay Gas' outstanding firm service transportation commitments. Shipper shall be obligated to deliver gas for injection or for transportation, at a pressure sufficient for Bay Gas to transport such gas to and inject into its storage facility, or to transport such gas for redelivery, recognizing that the amount of such pressure will vary based on the operation of the Bay Gas pipeline.


                                  SECTION VII.
                                   Measurement

A. The gas received for injection or delivered for withdrawal at the storage facilities, or delivered or redelivered at the transportation facilities, shall be measured with meters constructed and installed, and whose computations of volume are made, in accordance with the provisions of ANSI-API 2530-AGA-3, latest revision as adopted by Bay Gas.

B. The temperature of the gas shall be determined by a recording thermometer so installed that it will record the temperature of the gas flowing through the meters. The average of the record to the nearest one degree (1 degree) Fahrenheit, obtained while gas is being delivered, shall be the applicable flowing gas temperature for the period under consideration. For all measurement of gas required in this Section, the BTU content per cubic foot shall be determined for a cubic foot of gas at a temperature of sixty degrees (60 degrees) Fahrenheit, at an absolute pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch on a dry basis.

C. The BTU, specific gravity, carbon dioxide, and nitrogen content of the gas shall be determined by the use of an on-line chromatograph or by a chromatographic analysis of the gas obtained by a continuous sample or spot sampling method. The results of any sample taken with an on-line chromatograph shall be applied to the month in which the sample was taken.

D. Adjustment for the effect of supercompressibility shall be made according to the provisions of the latest version of either NX-19 or AGA Committee Report No. 8, as required by Paragraph A. of this Section and as adopted by Bay Gas, for the average conditions of pressure, flowing temperature, and specific gravity at which the gas was measured during the period under consideration and with the proportionate values of carbon dioxide and nitrogen in the gas delivered included in the computation of the applicable supercompressibility factors.

E. If at any time during the term hereof a new method or technique is developed with respect to gas measurement or the determination of the factors used in such gas measurement, such new method or technique may be substituted for the gas measurement set forth in this Section on the date such method or technique is adopted by Bay Gas.



                                  SECTION VIII.
                         Measuring Equipment and Testing

A. General. The construction, ownership, operation and maintenance of any measuring equipment necessary to accomplish the storage receipt of gas for injection by Bay Gas for the account of Shipper and the delivery of gas withdrawn by Bay Gas for the account of Shipper, or the transportation delivery of gas to Bay Gas for the account of Shipper and the redelivery of gas by Bay Gas for the account of shipper shall be the responsibility of Bay Gas. Shipper shall at all reasonable times have access to the premises of Bay Gas for inspections, insofar as such premises are connected with any matter or thing covered hereby. The operation of measuring equipment and changing of charts shall be done only by the employees or agents of Bay Gas.

B.   Testing and Repair of Equipment.

     1. Bay Gas shall keep its own measuring equipment accurate and in repair, making periodic tests to verify the condition of meter tubes, orifice plate, and chart recorder or flow computer. Bay Gas agrees to give Shipper(s) seven (7) calendar days notice prior to such tests of the measuring equipment so that, if desired, Shipper(s) may have its representative present. Shipper(s) shall have the right to challenge the accuracy of Bay Gas' equipment, and when challenged, the equipment shall be tested, calibrated and, if required, repaired by Bay Gas, the cost of such special test to be borne by Bay Gas if the percentage of the inaccuracy is found to be more than two percent (2%), but if the percentage of inaccuracy is found to be two percent (2%) or less, the cost of such special test shall be borne by the Shipper(s). If upon any test the percentage of inaccuracy is found to be in excess of two percent (2%), registrations thereof shall be corrected for a period extending back to the time such inaccuracy occurred, if such time is ascertainable, and if not ascertainable, then back one-half (1/2) of the time elapsed since the last date of calibration. Any measuring equipment found to be measuring inaccurately by one percent (1%) or more shall be adjusted at once to read accurately.

     2. If, for any reason, the meter(s) are out of service or out of repair so that the amount of gas received or delivered cannot be ascertained or computed from the readings thereof, the gas received or delivered during the period such meter(s) are out of service or out of repair shall be estimated and agreed upon by the parties hereto by the use of the first applicable of the following methods:

               (a) By comparative utilization of any like check measuring equipment if such check measuring equipment can be proven and verified to be measuring accurately; or

               (b) By computing the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; or

               (c) By estimating the quantity received or delivered by reference to actual receipts or deliveries during preceding periods under similar conditions when Bay Gas' measuring equipment was registering accurately.

C. Inspection of Charts and Records. The charts and records from the measuring equipment shall remain the property of Bay Gas and shall be kept on file for a period of time not less than two (2) years from the end of the calendar year in which the charts and records were generated or prepared. At any time within such period, upon written request by Shipper, records or charts from the measuring equipment, together with calculations therefrom, will be submitted for Shipper's inspection and verification subject to return to Bay Gas within thirty (30) days from receipt thereof. All inquiries regarding this Section VIII, including but not limited to, measurement charts, records or audits of charts and records, shall be directed to Bay Gas.



                                   SECTION IX.
                                     Quality

         The gas delivered by either party to the other hereunder shall meet or exceed the quality specifications of the transporting pipeline which receives or delivers such gas to the other party hereunder.


                                   SECTION X.
                     Billing, Accounting, Taxes and Reports

A.   Billings and Payments.

     1. For the purpose of billing and accounting for the gas delivered hereunder, the day shall begin at 9:00 a.m. Central Clock Time and extend to 9:00 a.m. the following day, and the month (hereinafter called "billing month") shall begin at 9:00 a.m. Central Clock Time on the first (1st) day of the calendar month and extend to 9:00 a.m. on the first (1st) day of the following calendar month.

     2. Bay Gas shall render to its Shippers, by mail or facsimile, on or before the first (1st) day of each month an invoice setting forth the demand charges as applicable. Within ten (10) days from the date of the invoice, Shipper agrees to make payment to Bay Gas by wire transfer to the AmSouth Bank of Alabama, crediting Bay Gas' account number 83794638 for such firm demand charges for the account of Shipper at the Delivery Point(s) during the current month.

     3. On or before the fifteenth (15th) day of each calendar month, Bay Gas shall render or cause to be rendered, by mail or facsimile, to all Shippers an invoice of the amount due for the preceding month setting forth the total quantity of gas (1) received by Bay Gas from Shipper for injection into the storage facilities, or delivered by shipper to Bay Gas for transportation; (2) delivered by Bay Gas to Shipper for withdrawal from the storage facilities, or redelivered by Bay Gas to Shipper after transportation; (3) gas balance at the beginning and end of the injection/withdrawal, or transportation, month and (4) the rates and charges for storage or transportation services hereunder during such billing month. Billings for volumes transported shall be determined on a dry basis.

     4. Within ten (10) days from the date of the fifteenth (15th) day invoice, Shipper shall pay Bay Gas the amount due for all gas injected, withdrawn or stored, or transported, by Bay Gas for the account of Shipper during the injection/withdrawal, or transportation, month. Payments to Bay Gas shall be made either by wire transfer to the AmSouth Bank of Alabama, crediting Bay Gas' account number 83794638, or by check such that funds are available to Bay Gas on or before the tenth (10th) day after the date of the invoice. If rendering of an invoice by Bay Gas is delayed after the fifteenth day of the month, then the time of payment shall be extended accordingly unless Shipper is responsible for such delay.

B. Late Payment. In the event Shipper shall fail to pay any amount due Bay Gas when the same is due, Bay Gas shall have the option of accruing interest at a varying rate per annum (based on a year of 365 or 366 days, as the case may be) which shall be one hundred fifteen percent (115%) of the prime rate charged by the AmSouth Bank of Alabama to its largest and most creditworthy commercial borrowers on ninety (90) day commercial loans (but in no event greater than the maximum rate of interest permitted by law) with adjustments in such rate, for any period during which the same shall be overdue, such interest to be paid when the amount past due is paid. Shipper shall not be required to pay interest on any amount billed which is in good faith disputed in writing by Shipper and is ultimately determined to be in error; provided, however, interest shall be due if such amount billed is found not to be in error. If a portion of an invoice is disputed, Shipper shall pay when due the portion of the invoice not in dispute. If such failure to pay continues for thirty (30) days after the payment due date, Bay Gas may suspend deliveries of gas, subject to Bay Gas providing forty-eight (48) hours written notice, during normal working hours, of such intention to suspend deliveries; provided, however, that if Shipper, in good faith, disputes the amount of any such bill or part thereof and pays to Bay Gas such amounts as Shipper concedes to be correct, and furnishes and maintains a good and sufficient surety bond in an amount, and with sureties satisfactory to Bay Gas, conditioned upon the payment of any amounts ultimately found due upon such bills after a final determination, then Bay Gas shall not be entitled to suspend further delivery due to failure to pay such bills. In the event Shipper's financial position significantly deteriorates from that on the execution date of the Storage or Transportation Service Agreement, advance cash payments or acceptable security (including but not limited to an irrevocable letter of credit from a financial institution in an amount acceptable to Bay Gas) shall be given by Shipper upon demand of Bay Gas. Bay Gas may, without waiving any other rights or remedies it may have, withhold further delivery until such payment is received. In the event Bay Gas pursues collection on late payment, Shipper shall be liable for all expenses and costs, including court costs and attorneys' fees, incurred as a result of such failure to pay on time.

C. Tax Reimbursement. Shipper agrees to reimburse Bay Gas for all new taxes (federal, state, local or other) that may be levied upon or paid by Bay Gas, with respect to the services performed hereunder.

D. Examination of Books, Records and Charts. Each party shall have the right during reasonable working hours to examine the books, records and charts of the other party to the extent necessary to verify the accuracy of any statement, payment calculations or determinations made pursuant to the provisions contained herein. If any such examination shall reveal, or if either party shall discover, any error in its own or the other party's statements, payment calculations or determinations, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter. The accuracy of any statement, payment calculations or determinations made pursuant to the provisions contained herein shall be conclusively presumed to be correct after two (2) years from the end of the calendar year in which the charts and records were generated or prepared if not challenged in writing prior thereto.



                                   SECTION XI.
                      Possession and Non-Odorization of Gas

         As between Shipper and Bay Gas, Shipper shall be in exclusive control and possession of the gas deliverable and responsible for any damage or injury caused thereby until the same shall have been received by Bay Gas for injection at the storage facilities, or until delivered at the transportation facilities, and after delivery of the gas for the account of Shipper for withdrawal at the storage facilities, or after redelivery for the account of Shipper at the transportation facilities. After delivery of gas for injection or transportation by Shipper to Bay Gas, and until delivery by Bay Gas to Shipper or Shipper's designee upon withdrawal or until redelivery after transportation, Bay Gas shall be in exclusive control and possession thereof and responsible for any injury or damage caused thereby. Neither Bay Gas nor Shipper assume any obligation to odorize any gas delivered to the other.

                                  SECTION XII.
                                    Warranty

         Shipper warrants that it will have and maintain good and marketable title or the right to deliver for a third party owning good and marketable title all gas tendered for injection, storage and withdrawal under a Storage Service Agreement, and all gas delivered for transportation under a Transportation Service Agreement, and that such gas shall be free and clear of all liens and adverse claims; and each party agrees, with respect to the gas delivered by it, to indemnify the other against all suits, actions, debts, accounts, damages, costs (including attorney's fees), losses and expenses arising from or out of any adverse claims of any and all persons to or against said gas.


                                  SECTION XIII.
                             Government Regulations

A. All of the provisions of any Storage or Transportation Service Agreement are hereby expressly made subject to all present and future applicable federal or state laws, orders, rules and regulations of governmental authorities having jurisdiction. Except as otherwise provided herein, in the event any provision of a Storage or Transportation Service Agreement or of these General Terms and Conditions is found to be inconsistent with or contrary to any such law, order, rule or regulation, the latter shall be deemed to control, and the Storage or Transportation Service Agreement and these General Terms and Conditions, to the extent possible, shall be regarded as modified accordingly and as so modified shall continue in full force and effect.

B. The parties hereto recognize that a Storage or Transportation Service Agreement has been entered into by Bay Gas in the good faith understanding that all acts, obligations and services performed by Bay Gas hereunder, and the charges therefor, are exempt from the regulation of FERC or any successor federal governmental authority, except as presently provided by
     Section 311(a)(2) of the NGPA and FERC's relevant regulations thereunder. Bay Gas reserves the right to terminate a Storage or Transportation Service Agreement immediately if, in the opinion of counsel for Bay Gas, any act shall occur or be seriously threatened which is in any way inconsistent with such understanding.

C. Equal Employment Opportunity. Bay Gas and Shipper agree to comply with any and all applicable executive orders and acts pertaining to equal employment opportunity.



                                  SECTION XIV.
                                  Force Majeure

A. In the event of either party being rendered unable, wholly or in part, by reason of force majeure to carry out its obligations under any

     Storage or Transportation Service Agreement (other than the obligation to make payment of amounts due hereunder), it is agreed that such party shall give notice and reasonably full particulars of such force majeure, in writing or by facsimile, to the other party within a reasonable time after the occurrence of the cause relied on, and the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch.


B. The term, "force majeure," as employed herein shall mean acts of God; strikes, lockouts, or other industrial disturbances; conditions arising from a change in governmental laws, orders, rules or regulations; acts of public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests and restraints of governments and people; civil disturbances; explosions; breakage or accident to machinery or lines of pipe; the necessity for making repairs, tests or alterations to machinery or lines of pipe; freezing of wells or lines of pipe; partial or entire failure of wells, processing or gasification and gas manufacturing facilities; and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension, and which by the exercise of due diligence, such party is unable to prevent or overcome. Such term shall likewise include: (a) those instances where either Bay Gas or Shipper is required to obtain servitudes, rights-of-way, grants, permits or licenses to enable such party to fulfill its obligations under a Storage or Transportation Service Agreement; the inability of such party in acquiring, at reasonable costs, and after the exercise of reasonable diligence, such servitudes, rights-of-way, grants, permits or licenses, and (b) those instances where either Bay Gas or Shipper is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such party to fulfill its obligations under a Storage or Transportation Service Agreement; the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable costs, and after the exercise of reasonable diligence, such materials and supplies, permits and permissions. Force majeure shall not include failure of gas supply due to pricing considerations.

C. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.



                                   SECTION XV.

                                     Notices

         Except as herein otherwise provided, any communication, notice, request, demand, statement or bill provided for in a Storage or Transportation Service Agreement which any party may desire to give to any other party shall be made in writing and mailed by first class mail to the post office address of the party intended to receive the same, as the case may be, at the addresses each respective party shall designate in the Storage or Transportation Service Agreement or change by subsequent formal written notice to the other. Routine communications, including monthly statements and payments, may be mailed by either certified or ordinary first class mail.


                                  SECTION XVI.
                                Creditworthiness

         Bay Gas shall not be required to commence service or, subject to the following timing provisions, to continue to provide service under a Storage or Transportation Service Agreement with any Shipper, that (a) is or has become insolvent; (b) has applied for bankruptcy under Chapter 11 of the Bankruptcy Code, or which is subject to similar proceedings under state or federal law; or
(c) when requested by Bay Gas to demonstrate creditworthiness, fails to do so in Bay Gas' reasonable judgment, in light of previous payment experience and the prudent credit analysis of information available; provided, however, that any such Shipper that is receiving service shall continue to receive service for a period of fifteen (15) days after written notice by Bay Gas of any such circumstance, and shall continue thereafter to receive service if, within such fifteen (15) day notice period, such Shipper (a) deposits with Bay Gas and maintains, on account, an amount which would be due for three (3) months service at the full Maximum Daily Withdrawal Quantity, or the full Maximum Daily Transportation Quantity, including an amount of the current gas imbalance plus, an amount equal to the three (3) highest cashout payments, if any, incurred during the previous twelve months, or (b) furnishes good and sufficient security, which may include an acceptable standby letter of credit, or monthly prepayment agreement or other security as reasonably determined by Bay Gas, of a continuing nature and in an amount equal to such amounts which would be due for service. If such payment on account or payment security is not received within such fifteen (15) day notice period, Bay Gas may, without waiving any rights or remedies it may have, suspend further service for a period of ten (10) days. If such payment on account or a payment security is not received within such ten
(10) day suspension period, then Bay Gas shall no longer be obligated to continue to provide service to such Shipper. Further, if such payment on account or a payment security is not received within sixty (60) days after the end of such suspension period, Bay Gas may terminate its obligations to provide service under all agreements between Shipper and Bay Gas, which termination shall not affect any of Bay Gas' claims or remedies it may have under any Storage or Transportation Service Agreement.



                                  SECTION XVII.
                                  Miscellaneous

A. Headings and Subheadings. The headings and subheadings contained in the Storage or Transportation Service Agreement are used solely for convenience and do not constitute a part of the Storage or Transportation Service Agreement between the parties hereto, nor should they be used to aid in any manner in construing the Storage or Transportation Service Agreement.

B. Successors and Assigns. The Storage or Transportation Service Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, but no assignment shall relieve any party of its obligations hereunder unless such party is expressly released in writing from said obligations by the party to which it is obligated.

C. Entire Agreement. The Storage or Transportation Service Agreement, the Statement of Conditions for NGPA Section 311(a)(2) for Gas Storage and Transportation Services, and these General Terms and Conditions constitute the entire agreement of the parties hereto as to the matters contained herein, and there are no oral promises, agreements or warranties affecting same.

D. Non-Waiver. The waiver of any default or right to require performance under a Storage or Transportation Service Agreement shall not operate as a waiver of any future default or right to require performance, whether of like or different character or nature.

E. Jurisdiction and Venue. The parties agree that a Storage or Transportation Service Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, excluding any conflicts of law, rule or principle that might refer such construction to the laws of another state and that venue shall be in the State of Alabama for services performed in Alabama, with respect to any cause of action brought under or with respect to a Storage or Transportation Service Agreement.

F. Confidentiality. The terms of any Storage or Transportation Service Agreement shall be kept confidential by the parties except to the extent that any information must be disclosed to a third party as required by law, for either party's financial needs or for the purpose of effectuating any Storage or Transportation Service Agreement.

                                   EXHIBIT "C"

                            BAY GAS STORAGE COMPANY's
                           STATEMENT OF CONDITIONS FOR
                           NGPA SECTION 311 (a)(2) GAS
                       STORAGE AND TRANSPORTATION SERVICES

                            Dated December 22, 1998.


         Bay Gas Storage Company, Ltd. ("Bay Gas"), a natural gas storage public utility that qualifies as an intrastate pipeline company providing services within the meaning of Natural Gas Policy Act of 1978 ("NGPA") Section 2 (16) and
Section 284.1 (a) of the Federal Energy Regulatory Commission's ("Commission") regulations, files this amended Statement of Conditions For NGPA Section 311
(a)(2) Gas Storage and Transportation Services, pursuant to the Commission's regulations. 18 C.F.R. Section 284.123 (e). Firm and interruptible gas storage and transportation-only services, on terms and conditions authorized by the Commission and accepted by Bay Gas, shall be provided by Bay Gas pursuant to NGPA Section 311 (a)(2), 15 U.S.C. Section 3371 (a)(2), and the Commission's implementing Orders, Rules and Regulations, to qualified Shippers that comply with the conditions set forth in this Statement and with the terms and conditions contained in Bay Gas' Storage or Transportation Service Agreement executed with Shipper.


                                       I.

                       BAY GAS' BASIC STATUS AND FUNCTION

         Bay Gas is a gas storage public utility, certificated by the Alabama Public Service Commission and subject to regulation by that Commission, which qualifies as an intrastate pipeline company providing storage and transportation services within the meaning of NGPA Section 2 (16) and Section 284.1 (a) of this Commission's regulations. Any such NGPA Section 311 (a)(2) services that Bay Gas provides will be consistent with, and shall not infringe on, Bay Gas' status and function as a non-Federal-jurisdictional intrastate pipeline, and shall not subject Bay Gas to this Commission's Natural Gas Act jurisdiction. 18 C.F.R.
Section 284.3.

                                       II.

                               QUALIFIED SHIPPERS

         Besides other conditions contained in this Statement, Bay Gas' services are available only to a Shipper that enters into a Service Agreement mutually acceptable to Bay Gas and Shipper. All transactions for storage or transportation of gas that has flowed, or will flow, in interstate commerce must qualify under NGPA Section 311 (a)(2) and 18 C.F.R. Part 284 of Subchapter I. If, in the opinion of Bay Gas' counsel, such qualified status of Shipper or its proposed transaction is in doubt, then Shipper must apply for and receive a final, non-appealable ruling from this Commission, or successor agency thereto, affirming such qualifying status of Shipper and its proposed transaction, prior to commencement of services by Bay Gas.

                                      III.

                CAPACITY AVAILABILITY, SCHEDULING AND ALLOCATIONS
                                AND CURTAILMENTS

A.   Capacity Availability

     1. Storage service shall be conditioned on availability of sufficient injection rate capacity, field storage capacity and withdrawal rate capacity (collectively called "Capacity," and including pipeline transportation service capacity) to perform the service in accordance with the terms and conditions set forth in this Statement of Conditions without detriment or disadvantage to services by or for the account of Bay Gas. Transportation service shall be conditioned on availability of sufficient Capacity to perform the service in accordance with the terms and conditions set forth in this Statement of Conditions without detriment or disadvantage to services by or for the account of Bay Gas. Bay Gas reserves all rights to retain sufficient Capacity for its intrastate, non-Federal-jurisdictional firm and interruptible services and for its operational swings attributable to firm and interruptible storage services prior to making Capacity available by contract to NGPA Section 311 (a)(2) Shippers. Once Capacity is made available to NGPA Section 311 (a)(2) Shippers, such Capacity shall be scheduled, allocated or curtailed only as set forth in Sections III. B and C here.

     2. Storage service availability further shall be conditioned on Bay Gas receiving an acceptable market value, in Bay Gas' sole judgment, for such storage services, determined when a request for storage service is received. Bay Gas reserves all rights to refuse a request for storage service that, in Bay Gas' sole judgment, might provide less than market value. Apart from such Bay Gas judgment as to market value, Bay Gas' judgment shall be exercised on a non-discriminatory basis.

     3. Criteria applied to requests for NGPA Section 311 (a)(2) services shall be the same as criteria applied to requests for intrastate, non-Federal-jurisdictional services.

     4. Shipper shall be responsible for making all arrangements for its transportation of gas to be injected into or withdrawn from storage through Bay Gas' storage services. Bay Gas reserves all rights to refuse storage service for any otherwise qualified Shipper if Bay Gas determines that such storage would be detrimental to Bay Gas' storage operations in any way, including, without limitation, Bay Gas' storage compression and affected processing operations.

B.       Scheduling and Allocations

         Bay Gas shall schedule contracted services according to these principles:

                  1. Nomination deadlines shall be as prescribed in Bay Gas' General Terms and Conditions.

                  2. Bay Gas will be under no obligation to schedule the injection of gas into storage or the withdrawal of gas from storage until Bay Gas has confirmed the availability of Shipper's transportation service to or from Bay Gas' storage services for the gas concerned. Subject to the foregoing subsection "1." and this subsection "2.", firm storage and transportation services shall be scheduled before interruptible services in all instances, regardless of the relative service rates to be paid.

     3. In-field transfer of title (transfer of gas balances in the storage field between storage service agreements) may be made only with Bay Gas' approval.

     4. Interruptible storage service Shippers paying a higher Unit Rate, as defined in Bay Gas' General Terms and Conditions, shall be scheduled ahead of interruptible storage service Shippers paying a lower Unit Rate. If, because of changes in available Capacity at any time, Bay Gas is required to reschedule interruptible Shippers that are injecting, storing or withdrawing gas and are paying the same Unit Rate, then the Capacity shall be rescheduled pro rata based on applicable contract quantities for said Shippers.

     5. Bay Gas reserves the right to interrupt service to an interruptible Shipper injecting, storing or withdrawing gas, in order to enable Bay Gas to provide service to another, bumping, interruptible Shipper injecting, storing or withdrawing gas, if such Shipper is paying a higher Unit Rate to Bay Gas.

     6. All overrun volumes in excess of a storage service Shipper's contract quantities nominated for delivery by Shipper shall be scheduled according to the above subsections "4." and "5." only after all other storage service Shippers' nominated volumes equal to or less than each Shippers' Maximum Daily Injection Quantity or Maximum Daily Withdrawal Quantity are scheduled.

     7. Bay Gas may reschedule Capacity on a daily basis, or on such other periodic basis as is necessary for Bay Gas to recognize the priority of new storage or transportation service Shippers or any changes in the priorities of existing such Shippers, and to conform to its storage system operational requirements. Such priorities or changes will include, but will not be limited to, those instances involving a storage service Shipper paying a higher Unit Rate for interruptible service and firm storage service Shippers changing volumes within their Maximum Daily Injection Quantity or Maximum Daily Withdrawal Quantity. However, such changes in scheduling shall not at any time bump any existing firm Shipper.

         C.       Curtailments

     1. General. If curtailment of storage or transportation service is required, volumes shall be curtailed in the reverse order of the priority in effect at the time of curtailment established during scheduling as set forth in Section "III. B" above. Intrastate, non-Federal-jurisdictional firm and interruptible services shall be curtailed in a manner determined solely by Bay Gas, but in no event shall such curtailments have a different priority than similar types of services for NGPA Section 311 (a)(2) Shippers.

     2. Reduction of Services. Without limitation to the foregoing, Bay Gas shall have the right to reduce receipts, deliveries, injections or withdrawals of gas on any day below a storage service Shipper's Maximum Daily Injection Quantity or Maximum Daily Withdrawal Quantity, or below the storage rights applicable, for repair, overhaul, replacement or construction of pipelines, compressors, metering, regulating or other production, gathering and transmission facilities and equipment, or to maintain system integrity; provided, however, that with respect to routine repair and maintenance, Bay Gas will implement restrictions for scheduling purposes only, not for curtailment, and will attempt to schedule such activity during a period when it will not result in limitation of firm service or when such limitation will be minimized, and after consulting with the Shippers that could be affected.

     3. Notice of Curtailment. For shippers under all firm services, Bay Gas shall provide notice of any curtailment as far in advance as feasible. Services reserved by Bay Gas for system operations shall be curtailed last, in consideration of the need to preserve system integrity. If capacity is curtailed and two or more firm Shippers have the same priority according to this Section "III. C", firm Shippers shall be allocated their pro rata share of capacity based on their Maximum Daily Injection Quantity or Maximum Daily Withdrawal Quantity or Maximum Daily Transportation Quantity, as applicable. If firm Shippers nominate fewer than their respective curtailment period entitlements, the difference shall be allocated pro rata among those firm Shippers with unsatisfied nominations. All non-firm Shippers shall be allocated their pro rata share of Capacity based on their nominations in effect at the time of the curtailment.

     4. Limitation of Firm Services. While firm services are not ordinarily interrupted by nominations for firm service within Shipper's Maximum Daily Injection Quantity or Maximum Daily Withdrawal Quantity or Maximum Daily Transportation Quantity, Bay Gas may decline to schedule firm service for any of the following reasons:

               (a) if Shipper tenders gas which does not conform to applicable pressure requirements of the Storage or Transportation Service Agreement

               (b) if Shipper tenders gas which does not conform to the gas quality requirements of both the upstream and downstream entities' gas quality requirements

               (c)  for reasons of force majeure

               (d) due to routine repair and maintenance to be reasonably determined by Bay Gas

               (e)  due to delinquency in payment by Shipper

               (f) to rectify imbalances or to conform physical flows to nominations

               (g)  to maintain system integrity, or

               (h) if there is a dispute over title, ownership or right to tender, receive or deliver gas.


                                       IV.

                         MINIMUM STORAGE SERVICE VOLUME

         Bay Gas shall not be obligated to furnish storage service to any Shipper whose average daily gas volume tendered for storage in a given month is less than 100 MMBtu per day. Such storage Shipper's obligation to tender gas for delivery shall be suspended and modified for the time and to the extent that Bay Gas does not accept deliveries due to Shipper's inability to deliver such minimum average daily volume. If the amount of gas subsequently tendered for delivery once again is less than such minimum average daily volume, Bay Gas shall have the right to cancel the Storage Service Agreement at any time on thirty (30) days written notice to Shipper. Bay Gas shall be deemed released from all obligations and liabilities, direct or indirect, under such Storage Service Agreement on the effective date of such a cancellation.


                                       V.

                              RECEIPT AND DELIVERY

         Bay Gas shall have sole operational control over the injection of gas into, the retention of gas within, and the withdrawal of gas from, Bay Gas' system storage facilities. A Shipper seeking to direct gas into storage shall nominate "Storage" as the Point of Delivery on Bay Gas' system and shall identify the number of the Storage Service Agreement to be used for the receipt of such gas into storage. A Shipper seeking to withdraw gas from storage shall nominate "Storage" as the Point of Redelivery from Bay Gas' system and shall identify the number of the Storage Service Agreement under which the gas is to be withdrawn from storage. Bay Gas shall have sole operational control over the transportation of gas on Bay Gas' system from the Point of Delivery to the Point of Redelivery. For transportation service, "Delivery" shall mean the act of causing gas to be transported to the Points of Delivery, and "Redelivery" shall mean the transportation of gas from the Points of Delivery to the Points of Redelivery.


                                       VI.

                          GENERAL TERMS AND CONDITIONS
                       FOR GAS STORAGE AND TRANSPORTATION

         Amended General Terms and Conditions to Bay Gas Storage Company, Ltd.'s Storage and Transportation Service Agreements, dated December 22, 1998, are incorporated by reference as part of this Statement of Conditions. Shipper's failure to comply with the provisions in Section II, Nominations, Balancing And Excess Deliveries, of such General Terms and Conditions shall relieve Bay Gas of its obligation to perform services, and, if such failure to comply unreasonably interferes, in Bay Gas' judgment, with Bay Gas' control over its system facilities, then Bay Gas may, at its option, cease services and terminate any related Service Agreements or other agreements, without limitation of Bay Gas' rights or remedies at law or in equity.


                                      VII.

                           RIGHT TO TERMINATE SERVICES

         Bay Gas reserves the right to discontinue, on a non-discriminatory basis, all services that subject Bay Gas to the non-discriminatory access requirements of 18 C.F.R. Part 284, and any subsequent Commission Orders, Rules or Regulations applicable to such services. Bay Gas may cancel the affected Service Agreements at any time on ninety (90) days prior written notice to Shippers if Bay Gas has no other reasonable options available that will allow the continuation of such Service Agreements. Bay Gas shall be relieved of all obligations and liabilities on the effective date of such notice of discontinuance and cancellation. Bay Gas additionally reserves the right to terminate any interruptible Service Agreement if the Shipper either has not executed the Service Agreement within thirty (30) days of receiving such Agreement, or has failed to nominate service under such Agreement within one (1) year after execution of the Agreement.


                                      VIII.

                      COMPLIANCE WITH LAW AND SURVIVABILITY

         If any part of this Statement of Conditions conflicts with, or violates, any Commission or other Judicial, Governmental or Regulatory Body's Orders, Rules or Regulations, such part shall be deemed void, but shall not affect the remaining provisions of this Statement. Bay Gas shall not be liable to any party with a Service Agreement subject to this Statement that loses priority status or any other rights enumerated in this Statement because of the issuance by the Commission or other Judicial, Governmental or Regulatory Body of any Orders, Rules or Regulations affecting this Statement of Conditions.


                                       IX.

                     CHANGES TO THIS STATEMENT OF CONDITIONS

         Bay Gas reserves the right to add to, delete or modify the conditions in this Statement without prior notice.


                                       X.

                      AUTHORITY OF STATEMENT OF CONDITIONS

         This Statement of Conditions, and the incorporated General Terms and Conditions (see Section "VI." above) take precedence over conflicting language in any of Bay Gas' Service Agreements or amendments thereto, unless such language specifically states that it is an exception to this Statement, and then only to the extent of such stated exception.

                                   EXHIBIT "D"



COMPLIANCE WITH LAWS

Shipper is a government contractor under an Area-Wide Utilities Service Contract with the General Services Administration of the United States Government. Bay Gas agrees that the provisions contained in the Federal Acquisition Regulation referred to below shall, as if set forth herein in full text, be incorporated into and form a part of this Contract and Bay Gas shall comply therewith, if the amount of such Contract and the circumstances surrounding its performance meet the criteria set out in each of the provisions referred to below, for incorporation of the provision(s) into contracts between Shipper and others:



           (1) 52.203-6               Restrictions on Subcontractor Sales to the
                                      Government



           (2) 52.203-7               Anti-Kickback Procedures



           (3) 52.222-26              Equal Opportunity



           (4) 52.223-2               Clean Air and Water



           (5) 52.223-14              Toxic Chemical Release Reporting



Upon request, Shipper will provide the full text of any of the above provisions or clauses incorporated herein by reference.

Bay Gas hereby warrants that Bay Gas is not debarred, suspended or proposed for debarment as a contractor or subcontractor to any department, agency or other division of the U.S. Government.